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                                                                  Exhibit 3.25.1

                              FIRST AMENDMENT TO
                         LIMITED PARTNERSHIP AGREEMENT
                                       OF
                                  PABTEX, L.P.



     This First Amendment to the Limited Partnership Agreement of PABTEX, L.P. (the "Partnership") is made and entered into and is effective as of this 29th day of January, 2001 (the "Effective Date"), by and between PABTEX GP, LLC, a Texas limited liability company ("GP"), as the sole general partner of the Partnership, and SIS Bulk Holding, Inc., a Delaware corporation ("SIS"), as the sole limited partner of the Partnership.

                                    RECITALS
                                    --------

     WHEREAS, Kansas City Southern Industries, Inc., a Delaware corporation ("Parent"), as the ultimate parent entity of the owners of GP and SIS, is a party to that certain Credit Agreement with The Chase Manhattan Bank, as administrative agent, collateral agent, issuing bank and swingline lender ("Agent") dated January 11, 2000, as amended by that certain First Amendment dated as of June 30, 2000 (as so amended, the "Credit Agreement") and that certain Pledge Agreement dated January 11, 2000 (the "Pledge Agreement"); and

     WHEREAS, The Kansas City Southern Railway Company, Inc., a Missouri corporation ("Borrower"), is also a party to the Credit Agreement and to the Pledge Agreement; and

     WHEREAS, the Partners of the Partnership, as subsidiary entities of Parent and affiliates of Borrower and as parties to that certain Supplement No. 1 to the Pledge Agreement to be executed as of even date herewith, wish to amend the Partnership Agreement in order to revise its terms to comply with the terms of the Credit Agreement and the Pledge Agreement;

     NOW THEREFORE, the parties hereto wish to amend the Limited Partnership Agreement of the Partnership dated January 1, 2001 (the "Original Agreement") as described herein.

                                   AGREEMENTS
                                   ----------

     In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section II of the Original Agreement is hereby amended to add the following new Section 2.5 as follows:

          2.5 Application of Article 8 of Uniform Commercial Code. Each Interest in the Partnership shall be evidenced by a certificate. The Partners hereby consent and agree that

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any Interests in the Partnership shall be governed by the provisions of Article
8 of any Uniform Commercial Code, and that each Interest in the Partnership as evidenced by a certificate shall be deemed to be a security, as such term is defined in any provision of any Uniform Commercial Code. The Partners further agree that the Partnership shall not "opt out" of the provisions of Article 8 of any Uniform Commercial Code without the prior written consent of Agent.

     2. Section 8.1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

          8.1. Amendments. Amendments to this Agreement may be proposed by any General Partner or any Limited Partner. Following such proposal, the General Partner shall submit to the Limited Partner a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form, and the General Partner shall include in any such submission a recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as otherwise required herein, a proposed amendment shall be adopted and be effective as an amendment hereto if it receives (i) the vote of the General Partner; (ii) the vote of the Limited Partner; and (iii) the written approval of Agent or its successors or assigns.

     3. Section 9.1(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

          (b) Except as provided in Section 9.5 hereto, no Partner may make any disposition of an Interest without the consent of the other Partners. Upon such a consent, the transferee of such Interest agrees to and becomes a party to this Agreement by the execution of an Addendum Agreement (the form of which shall be approved by a Majority In Interest of the Partners).

     4. Section IX of the Original Agreement is hereby amended hereby amended to add the following new Section 9.5 as follows:

          9.5 Pledge of Interests. To secure, among other things, the payment and performance of the Obligations (as defined in that certain Credit Agreement with The Chase Manhattan Bank, as administrative agent, collateral agent, issuing bank and swingline lender ("Agent") dated January 11, 2000, as amended by that certain First Amendment dated as of June 30, 2000 (as so amended, the "Credit Agreement")) pursuant to the Credit Agreement and that certain Pledge Agreement dated January 11, 2000 (the "Pledge Agreement"), the Partners authorize and consent to the pledge of all of the Interests in the Partnership to Agent pursuant to the terms of Section 1 of the Pledge Agreement. The books and records of the Partnership shall be marked to reflect the pledge of such Interests to Agent. For so long as any Obligations remain

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outstanding, no Interest or any rights relating thereto will be transferred or further encumbered and no new Partners will be admitted without the written consent of Agent and, if the Partnership is advised by Agent that an Event of Default (as defined in the Credit Agreement) has occurred under the Credit Agreement, the Partnership will comply with all provisions of the Pledge Agreement. No exercise by Agent of its rights under the Credit Agreement or the Pledge Agreement shall constitute a violation of or be prohibited by this Agreement and, notwithstanding anything in this Agreement to the contrary, Agent shall at its sole election become a Partner and be entitled to exercise all rights, including voting rights and rights to distributions, granted to it under the Credit Agreement or the Pledge Agreement.

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     IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first written above.


                               GENERAL PARTNER:

                                  PABTEX GP, LLC

                                    By: Southern Industrial Services, Inc.,
                                    its sole member


                                    By: /s/ M.R. Haverty
                                    Name: M.R. Haverty
                                    Title: President
                                          ------------------


                               LIMITED PARTNER:

                                  SIS Bulk Holding, Inc.


                                    By: /s/ Louis Van Horn
                                    Name: Louis Van Horn
                                    Title: Vice President and Controller
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